First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, IL 60606
312/344-4300
FAX: 312/922-9851
  MEDIA RELEASE
First Industrial Promotes Robert G. Cutlip
to New Position, EVP — North America;
David P. Draft, EVP — Operations, Assumes Additional
Responsibilities in The Netherlands and Belgium
CHICAGO, September 12, 2007 — First Industrial Realty Trust, Inc. (NYSE: FR), a leading provider of industrial real estate supply chain solutions, today announced two changes to its executive management structure designed to expand business with corporate customers across North America, The Netherlands and Belgium.
Robert G. Cutlip has been promoted to the new position of Executive Vice President — North America from Managing Director — East Region. Mr. Cutlip joined First Industrial in March 2006 and has more than 25 years of experience in commercial real estate. He will now report directly to President and CEO Mike Brennan.
“Bob has contributed greatly to First Industrial’s new business generation by creating and expanding relationships with our customers and providing direction to our investment officers,” said Mike Brennan. “We look forward to Bob’s leadership as we further expand the services we deliver to customers in managing their supply chains.”
Mr. Cutlip will direct First Industrial’s business development strategies to expand relationships with corporate customers, government agencies, private equity firms and the brokerage community. In this new role, he will work closely with Jerry Pientka, EVP of Development, and David Harker, Executive Director — Investments, to further increase the pipeline of development and acquisition opportunities. The Managing Directors of the three North American regions will report directly to Mr. Cutlip. First Industrial has a total of more than 45 investment and development officers responsible for identifying new investment opportunities across more than 30 markets throughout North America and Europe.
Separately, the Company announced today that David P. Draft, Executive Vice President of Operations, has been given additional responsibilities, and will assist with First Industrial’s expansion into The Netherlands and Belgium, announced in July 2007. Mr. Draft will be working in conjunction with Jan Scheers, Managing Director of The Netherlands and Belgium, and will focus primarily on identifying opportunities to serve new and current customers with international supply chain needs.
“David has provided tremendous leadership as EVP of Operations by establishing new offices in the U.S. and Canada, and building a dedicated team of leasing and property management professionals that have created industry-leading standards for customer service,” stated Mike Brennan. “Over the
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past year, David led the due diligence aspect of our entry into new European markets, which positions him well for his expanded role. He will continue to provide strategic direction for operations companywide.”
First Industrial Realty Trust, Inc. (NYSE: FR) provides industrial real estate solutions for every stage of a customer’s supply chain, no matter how large or complex. Across more than 30 markets in the United States, Canada, The Netherlands and Belgium, our local market experts buy, (re)develop, lease, manage and sell industrial properties, including all of the major facility types — R&D/flex, light industrial, manufacturing, and regional and bulk distribution centers. We continue to receive leading customer service scores from Kingsley Associates, an independent research firm, and in total, we own and manage more than 100 million square feet of industrial space. For more information, please visit us at www.firstindustrial.com.
This press release contains forward-looking information about the Company. A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in: national, international, regional and local economic conditions generally and real estate markets specifically, legislation/regulation (including changes to laws governing the taxation of real estate investment trusts), availability of financing, interest rate levels, competition, supply and demand for industrial properties in the Company’s current and proposed market areas, potential environmental liabilities, slippage in development or lease-up schedules, tenant credit risks, higher-than-expected costs, changes in general accounting principles, policies and guidelines applicable to real estate investment trusts, and risks related to doing business internationally (including foreign currency exchange risks). For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contacts :	Sean O’Neill
SVP, Investor Relations and Corporate Communications
312-344-4401

Art Harmon
Senior Manager, Investor Relations and Corporate Communications
312-344-4320
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